UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

              Date of Report (Date of earliest event reported)                 September 14, 2007

BIG SKY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	0-28345	72-1381282

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Ste 6, 8 Shepherd Market, Mayfair, London, UK		W1J 7JY

(Address of principal executive offices)		(Zip Code)

403.234.8885

Registrant’s telephone number, including area code

750, 444- 2 Avenue S.W., Calgary, Alberta, Canada T2P 5E9 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

X	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b)) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 7 Item 7.01. Regulation FD Disclosure.

Contained herein is certain supplemental historical information relative to the Company’s subsidiaries, Vector Energy West LLP and KoZhaN LLP, and continuing disclosures regarding the Company’s ongoing litigation matters which were first made in its annual report on Form 10-KSB for the year ending December 31, 2005 and bringing disclosure on these matters to current date.

Vectro Energy West Atyrau Block

Proceedings Against Ligostrade Services and Shakirov

As previously reported in the Company’s Form 10-KSB for the year ended December 31, 2005, Vector Energy West LLP prepared an appeal the Almaty Specialised Inter-District Economic Court’s decision requiring VEW to transfer all geological and other data to Ligostrade. On July 26, 2007, this appeal to re-open the supervisory proceedings was rejected by the Supervisory Board of the Republic of Kazakhstan Supreme Court. This concludes the official court proceedings within Kazakhstan. The Company is currently pursuing other actions in respect of this matter, including but not limited to, co-operation with the Kazakh authorities in respect to criminal proceedings against the perpetrators of the fraudulent activities underlying the transfer of these licences. Matters in the Nevada Courts will also be progressed at the appropriate time.

Kozhan LLP.

Claim by Spouses of Former Partners of KoZhaN

As previously reported in the Company’s Form 10-KSB for the year ended December 31, 2005, the determinative trial court proceedings took place on November 22, 2006 at which time the judge found in favour of the Company.

On December 11, 2006 the Plaintiffs appealed the trial court decision of November 22, 2006 to the Civil Collegium of Almaty City Court (the “Appellate Court”) requesting a cancellation of this decision and that the case be sent back for new trial for the reason that the trial court wrongly applied material law and did not investigate all circumstances of substantial significance.

The Appellate Court hearing was held on February 6, 2007. Despite Kozhan's advocate filing a motion for postponement of the hearing due to non-appearance of all the other co-defendants, the Appellate Court issued a ruling to cancel the trial court decision of November 22, 2006 and send the case back for new trial to the trial court. As a matter of Kazakhstan procedural law, a Resolution of the Appellate Court comes into force immediately and can be appealed to the supervisory court within one year from the date of such Resolution.

In February, the Company retained the Kazakh Law Firm of Grata to represent it in further proceedings.

On February 19, 2007 KoZhaN appealed the Appellate Court Resolution of February 6, 2007. At the preliminary hearings both appeals were rejected for substantial considerations by the Supervisory Panel of the Almaty City Court. KoZhaN then appealed all of March 7, 2007, March 15, 2007, and February 6, 2007 decisions to the RK Supreme Court. As a matter of Kazakh Law, the RK Supreme Court is entitled to consider both resolutions of appellate panels of city courts and resolutions of supervisory panels of city courts.

Between February 19, 2007 and July 6, 2007, a substantial number of legal and court administrative matters were conducted and several hearings, determinations, appeals and filings took place, none of which were of a definitive nature

On July 6, 2007 the Appellate Court hearing was held. The Plaintiffs` withdrew their Private Appeal on Resolution of the trial court dated May 16, 2007, by which the Plaintiffs` motion to seize KoZhaN`s assets were declined. On the revocation of the Sale Purchase Agreement, the Appellate Court declined the appeal and the decision of the trial court dated April 26, 2007 was upheld. Kozhan immediately submitted to the General Prosecutor its motion with a request to suspend any execution of this adverse court decision.

On July 27, 2007 the General Prosecutor issued its Resolution, by which the execution of the court decision dated April 26, 2007 was suspended until a full investigation of all court case materials is conducted.

To further promote and enhance the Company’s actions in defending itself against these unsubstantiated attacks, the Company has entered into an agreement with Prime Legal Agency LLP, a Kazakhstan company whose expertise lies in inter-governmental and legal dispute resolution and foreign company guidance within the cultural mores of that region.

The information in this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: September 14, 2007 BIG SKY ENERGY CORPORATION

By: _/s/ Servet Harunoglu__

Name: Servet Harunoglu

Title: Chief Executive Officer